Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
August 19, 2009
D.R. HORTON, INC., AMERICA’S BUILDER, ADOPTS A TAX BENEFITS
PRESERVATION RIGHTS PLAN DESIGNED TO PRESERVE THE VALUE OF
CERTAIN DEFERRED TAX ASSETS
FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, announced today that its Board of Directors (the “Board”) has approved the adoption of a tax benefits preservation plan in the form of a Section 382 Rights Agreement designed to preserve the value of certain deferred tax assets primarily associated with net operating loss carryforwards and built-in losses under Section 382 of the Internal Revenue Code. As of June 30, 2009, the Company had approximately $1.23 billion of net deferred tax assets. The Company intends to submit the Section 382 Rights Agreement for stockholder approval at its next annual meeting of stockholders.
D.R. Horton, Inc.’s ability to use its tax benefits would be substantially limited by Section 382 if a 50% “ownership change” occurred. A company experiences a 50% “ownership change” for tax purposes if the percentage of stock owned by its 5% stockholders (as defined for tax purposes) increases by more than 50 percentage points over a rolling three-year period. The Section 382 Rights Agreement is intended to reduce the likelihood of an unintended 50% “ownership change” occurring through the buying and selling of the Company’s common stock.
Under the terms of the Section 382 Rights Agreement, D.R. Horton, Inc. will distribute to its stockholders a non-taxable dividend distribution of one preferred stock purchase right for each share of the Company’s common stock held as of the close of business on August 31, 2009. The Section 382 Rights Agreement is intended to act as a deterrent to any person acquiring beneficial ownership of 4.9% or more of the Company’s outstanding common stock within the meaning of the Internal Revenue Code and the regulations promulgated thereunder (an “Acquiring Person”)

without the approval of the Board. Stockholders who beneficially owned 4.9% or more of the Company’s outstanding common stock as of the close of business on August 19, 2009 will not become an Acquiring Person so long as they do not acquire any additional shares of common stock at a time when they still beneficially own 4.9% or more of the Company’s outstanding common stock. A person who becomes an Acquiring Person may be subject to significant dilution in their holdings. The Board may, in its sole discretion, exempt any person from being deemed an Acquiring Person for purposes of the Section 382 Rights Agreement.
The Company will file the Section 382 Rights Agreement in a Form 8-A with the Securities and Exchange Commission.
D.R. Horton, Inc., America’s Builder, is one of the largest homebuilding companies in the United States, delivering more than 26,000 homes in its fiscal year ended September 30, 2008. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 76 markets in 27 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; the downturn in homebuilding and the disruptions in the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing and the increase in mortgage interest rates; the limited success of our strategies in responding to adverse conditions in the industry; changes in general economic, real estate, construction and other business conditions; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulations on our financial services operations; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred income tax asset; our net operating loss carryforwards could be substantially limited if we experienced an ownership change as defined in the Internal Revenue Code; and the uncertainties inherent in home warranty and construction defect claims matters. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly report on Form 10-Q, which are filed with the Securities and Exchange Commission.